Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Federated Department Stores, Inc.:

We consent to the use of our reports dated March 30, 2007, with respect to the consolidated balance sheets of Federated Department Stores, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three fiscal years in the period ended February 3, 2007, management's assessment of the effectiveness of internal control over financial reporting as of February 3, 2007 and the effectiveness of internal control over financial reporting as of February 3, 2007, incorporated by reference.

Our report with respect to the consolidated financial statements refers to the adoption of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 123R (Revised 2004), "Share Based Payment," and the recognition and related disclosure provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standard No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 123(R)" in fiscal 2006.

/s/ KPMG LLP

Cincinnati, Ohio
May 30, 2007